Attachment Q.77C

The Central Europe and Russia Fund, Inc.

Sub-Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated May 18, 2007, filed on May 21, 2007 (Accession No. 0001104659-07-041533).

Item 77C(c):
THE CENTRAL EUROPE AND RUSSIA FUND, INC.
REPORT OF STOCKHOLDERS' MEETING

The Annual Meeting of Shareholders of The Central Europe and Russia Fund, Inc. was held on
June 25, 2007.  At the Meeting, the following matters were voted upon by the stockholders
(the resulting votes are presented below):

1. To elect three Directors to serve for a term of three years until their successors are elected and qualify.

Number of Votes

                                 For                                            Withheld

Detlef Bierbaum          9,950,112                                   1,767,361
Richard R. Burt           10,065,036                                 1,652,437
John H. Cannon          10,052,882                                  1,664,591

2. To ratify the appointment by the Audit Committee and the Board of Directors of
PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending October 31, 2007.

Number of Votes

For                              Against                                            Abstain

11,571,827                  55,704                                            30,781